Exhibit 4.1

SECOND AMENDMENT TO AMENDED AND RESTATED

RIGHTS AGREEMENT AND TAX BENEFITS PRESERVATION PLAN

This Second Amendment (this “Amendment”), dated as of September 2, 2015, to the Amended and Restated Rights Agreement and Tax Benefits Preservation Plan, dated as of September 12, 2012, is entered into between Old Second Bancorp, Inc., a Delaware corporation (the “Company”), and Old Second National Bank, a national banking association headquartered in Aurora, Illinois, as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, on September 12, 2012, the parties hereto entered into that certain Amended and Restated Rights Agreement and Tax Benefits Preservation Plan (as amended prior to the date hereof,  the “Rights Agreement”);  all terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement;

WHEREAS, the Rights granted pursuant to the Rights Agreement will, pursuant to its terms, expire at the Close of Business on September 12, 2015; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to extend the term of the Rights and to make certain other related amendments.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 27 of the Rights Agreement, the parties hereto agree as follows:

AGREEMENT

1. Amendments.
(a) Section 7(a) of the Rights Agreement is hereby amended and restated as follows:

“Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the time that is the earliest of (i) the Close of Business on September 12, 2018 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, (iv) the date the Board determines that the Company no longer has any Tax Benefits or (v) if the Company’s stockholders fail to ratify the Second Amendment, dated as of September 2, 2015, to this Agreement at the Company’s 2016 annual meeting of stockholders (or any adjournment or postponement thereof), the Close of Business on the first Business Day after such annual meeting (or any adjournment or postponement thereof) (the earliest of (i)-(v) being herein referred to as the “Expiration Date”).”

(b) Exhibit A to the Rights Agreement is hereby amended by replacing each reference to “September 12, 2015” contained therein with “September 12, 2018”.

2. Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall constitute but one and the same instrument.

3. Continuation.  Except as amended hereby, the Rights Agreement is hereby ratified and confirmed and shall continue in full force and effect.  Any reference to the Rights Agreement in any of the documents, instruments or agreements executed and/or delivered in connection with the Rights Agreement shall be deemed to be references to the Rights Agreement as amended by this Amendment.

4. Effectiveness.  This Amendment shall become effective when it shall have been executed by the parties set forth below and thereafter shall be binding upon and inure to the benefit of such parties and their respective successors and assigns.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to its laws of conflicts).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

OLD SECOND BANCORP, INC.

BY:	/s/ James L. Eccher
James L. Eccher

Chief Executive Officer and President

OLD SECOND NATIONAL BANK, as Rights Agent

BY:	/s/ J. Douglas Cheatham
J. Douglas Cheatham

Executive Vice-President and Chief Financial Officer